Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Allan Lubitz, an individual (the “Employee”), and Mercury Insurance Services, LLC, on behalf of itself and all of its parents, affiliates and subsidiaries (collectively, the “Company”).
1.Effective Date. Except as otherwise provided herein, this Agreement shall be effective on the eighth calendar day after it has been executed by both of the parties (the “Effective Date”).

2.End of Employment. The Employee has resigned his employment effective as of the close of business on May 1, 2018 (the “Resignation Date”).

3.Continuation of Benefits After the Resignation Date. The Employee’s coverage under the Company’s health care benefits plans will end on May 31, 2018. Thereafter, the Employee shall have the right to continue his group health benefits coverage at his own expense in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Resignation Date, the Employee will no longer be eligible for, receive, accrue, or participate in any benefits or benefit plans provided by the Company, including, without limitation, the Company’s 401(k) retirement plan and stock option plan; provided, however, that nothing in this Agreement shall waive the Employee’s right to any vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the applicable plan documents, and provided further that the Employee shall be allowed to retain possession and use the Company-leased vehicle currently in his possession until May 31, 2018, at which time it shall be returned to the lessor ( Enterprise) unless the Employee has purchased the vehicle from the lessor.

4.Normal Salary Through Resignation Date. On the Resignation Date, the Company paid the Employee the portion of his annual salary earned through the Resignation Date, and for all accrued, unused vacation days, which the Employee agrees was a total of 114.2974 hours for a payment of $26,241.85.

5.Severance Payment. In return for the Employee’s promises in this Agreement, the Company will provide the Employee with a severance payment in the gross amount of $477,552.74, less required withholdings and authorized deductions (the “Severance Payment”). The Severance Payment will be mailed or wire transferred to the Employee on the Company’s first regular payday after the Effective Date.

6.No Accelerated Vesting of Stock Options; Cancellation of Restricted Stock Units. The Employee understands and agrees that no options or shares subject to options granted to the Employee under the 2005 Equity Incentive Award Plan of Mercury General Corporation (the “Plan”) and/or under any stock option agreement between the Employee and the Company that were not vested as of the Resignation Date shall vest or become exercisable at any time after the Separation Date. All options that vested prior to the Resignation Date shall be exercisable in accordance with the Plan. The Employee further understands and agrees that all restricted shares of the stock of the Company which have been granted to the Employee and which, pursuant to the terms of the applicable plan document and associated restricted share award agreement, have not vested prior to the Resignation Date shall be cancelled and forfeited as of the Resignation Date.

7.Acknowledgement of Total Compensation and Indebtedness. The Employee acknowledges and agrees that the cash payments in Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Employee claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company through the Resignation Date, including any Annual Incentive Plan award, Long-Term Incentive Program award, or other bonus compensation.

8.Tax Consequences. The Employee acknowledges that (a) the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code, and (b) he has or will consult with his own tax advisors as to any such tax consequences.

9.Release by the Employee.

(a)Except as otherwise expressly provided in this Agreement, the Employee, for himself and his heirs, exe-cutors, administrators, assigns, affiliates, successors and agents (collectively, the “Employee’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company, its parents, subsidiaries, predecessors, successors and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, investigators, affiliates, successors and assigns (collectively, the “Releasees”), both individually and collectively, from any and all waivable rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which the Employee or any of the Employee’s Affiliates has or may have or may claim to have against the Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the Effective Date (“Claims”), including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the recruitment, hiring, employment, remuneration, or termination of the Employee by any of the Releasees, the Employee’s tenure as an employee of the Company, any agreement or compensation arrangement between the Employee and the Company to the maximum extent permitted by law. The Employee specifically and expressly releases any Claims arising out of or based on: the Dodd-Frank Act, Sarbanes-Oxley Act of 2002, California Fair Employment and Housing Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act; ERISA; any provision of the California Labor Code; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful termination; state or federal wage and hour laws; or any other state or federal law, rule or regulation dealing with the employment relationship.

(b)Nothing contained in this Section 9 shall waive the Employee’s right to indemnification under California Labor Code section 2802 in connection with any claim against him based on acts occurring within the course and scope of his position with the Company. The Employee represents that he is unaware that any such claim exists as of the Effective Date.

(c)Governmental Agencies.  Notwithstanding the release of claims language set forth in this Section 9, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, specifically including the Securities and Exchange Commission, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. Employee promises never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for Employee personally with respect to any Claims released by this Agreement or otherwise, such as in connection with any government action.

10.Waiver of Civil Code Section 1542.

(a)The Employee understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected. The Employee expressly waives and relinquishes any and all rights he may have under California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
(b)It is the intention of the Employee through this Agreement to fully, finally and forever settle and release the Claims as set forth above. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

11.Release of Federal Age Discrimination Claims by the Employee. The Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the Company Releasees regarding any actions which occurred prior to the Effective Date.

12.Rights Under the Older Workers Benefit Protection Act. In accordance with the Older Workers Benefit Protection Act of 1990, the Employee hereby is advised of and acknowledges the following:

(a)The Employee has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b)The Employee has been given twenty-one (21) calendar days after being presented with this Agreement to decide whether or not to sign this Agreement. If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney; and

(c)The Employee has seven (7) days after signing this Agreement to revoke Sections 7, 9 10 and 11 of this Agreement (which must be revoked in their entirety and as a group), and such Sections of this Agreement (as a group) will not be effective until that revocation period has expired without exercise. The Employee agrees that in order to exercise his right to revoke this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s Vice President of Human Resources before the close of business on the seventh calendar day after he signs this Agreement. If the Employee timely revokes the above-referenced sections of this Agreement, he will not receive the Severance Payment.

13.Confidentiality of Agreement. After the execution of this Agreement by the Employee, neither the Employee, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by the Employee to his attorney, tax advisors and/or immediate family members, or as may be required by law.

14.No Filings. The Employee represents that he has not filed any lawsuits or waivable claims, charges or complaints against the Releasees with any local, state or federal agency or court from the beginning of time to the date of execution of this Agreement; that he will not do so at any time hereafter based upon events prior to the date of execution of this Agreement; that he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding; and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or purports to bring any legal proceeding, in whole or in part, on behalf of the Employee based upon events occurring prior to the execution of this Agreement, the Employee will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice. This Section 14 shall not prohibit the Employee from challenging the validity of the ADEA release in Section 11 of this Agreement.

15.Proprietary Information. The Employee acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company (including, without limitation, software programs, technology resources, data networks and systems, business plans, strategic financial projections, certain financial information, product design information, claims processes and procedures, marketing plans or proposals, personnel information, customer and agent lists, and other customer and agent information) are the sole property of the Company and constitute “Proprietary Information.” The Employee represents and warrants that he has returned all files, customer and agent lists, financial information and other property of the Company that were in the Employee’s possession or control without retaining copies thereof. The Employee further represents and warrants that he does not have in his possession or control any files, customer and agent lists, financial information or other property of the Company. The Employee agrees that he will not disclose to any person or use any such Proprietary Information without the written consent of the Chief Executive Officer of the Company. If the Employee is served with a deposition subpoena or other legal process calling for the disclosure of Proprietary Information, or if he is contacted by any third person requesting such information, he will notify the Company’s Chief Executive Officer as soon as is reasonably practicable after receiving notice and will cooperate with the Company in preventing or minimizing the disclosure thereof. Notwithstanding the confidentiality obligations set forth in this Section 15 or elsewhere in this Agreement, the Employee understands that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as opposed to information protected from disclosure by the attorney-client privilege) that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Employee further understands that if a court of law or arbitrator determines that he misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Section 15, then the Company may be entitled to an award of exemplary damages and attorneys' fees against him.

16.Remedies. The Employee acknowledges that any misuse of trade secret or Proprietary Information belonging to the Company, and any violation of Sections 13 and 15 of this Agreement, will result in irreparable harm to the Company, and therefore, the Company shall, in addition to any other remedies, be entitled to immediate injunctive relief. In the event of a breach of any provision of this Agreement by the Employee, including Sections 13 and 15, the Company shall, without excluding other remedies available to them, be entitled to an award of liquidated damages in the amount of the severance payment made by the Company to the Employee under Section 5 of this Agreement.

17.Cooperation Clause. For a period of one year following the Resignation Date, the Employee agrees to cooperate, at no charge for his time (but with reimbursement for required travel expenses on the same basis as Company employees on business travel), with the Company’s and its counsel’s reasonable requests for information or assistance related to the Company’s defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Employee was engaged in employment with the Company. Except as required by law or authorized in advance by the Chief Executive Officer of the Company, the Employee will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company or any of its directors or officers is being contemplated, concerning the operations of the Company or the legal positions taken by the Company. If asked about any such individuals or matters, the Employee shall say: “I have no comment,” and shall direct the inquirer to the Company. The Employee acknowledges that any violation of this Section 17 will result in irreparable harm to the Company and will, in addition to other available remedies, give rise to an immediate action by the Company for injunctive relief.

18.Non-disparagement. The Employee agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and any director, officer or manager and/or the products and services of these entities to any third party. The Company will not tolerate or condone any disparagement of, or derogatory comments being made about, the Employee.

19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

20.Arbitration. The parties hereto agree that any future dispute of any nature whatsoever between them, including, but not limited to, any claims of statutory violations, contract or tort claims, or claims regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Orange County, California, unless the parties agree to another location, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties agree to a different arbitrator, as the exclusive remedy for any such Arbitrable Dispute. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This Section 20 shall not restrict actions for equitable relief by the Company for violation of Sections 13, 15 and 17 of this Agreement.

21.Attorneys’ Fees. Except as otherwise provided herein, in any arbitration or other proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

22.Non-Admission of Liability. The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

23.Severability. If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unen-forceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

24.Entire Agreement. This Agreement represents the sole and entire agreement among the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein.

25.Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

26.Amendment. This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

27.Counterparts. This Agreement may be executed in one or more counter-parts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

28.Assignment. This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Employee’s rights under this Agreement are not assignable, except to his estate.

29.Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by e-mail or facsimile (except for legal process); or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Employee:	Allan Lubitz
14 Camellia
Irvine, CA 92620
E-mail: allanlubitz@gmail.com

If to the Company:	Mercury Insurance Services, LLC
1700 Greenbrier Lane
Brea, California 92821

Attn: Chief Executive Officer
Fax: (714) 672-4890

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above. Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by e-mail or facsimile machine during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by e-mail or facsimile machine at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine. Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.
EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO THE EMPLOYEE, HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

“Employee”                /s/ ALLAN LUBITZ

Allan Lubitz

Dated: May 1, 2018

“Company”                MERCURY INSURANCE SERVICES, LLC

By: /s/ GABRIEL TIRADOR

Name: Gabe Tirador

Title: Chief Executive Officer

Dated: May 16, 2018